EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Black Tusk Minerals Inc.’s Annual Report on Form 10-KSB for the year ended May 31, 2008 of our Report of Independent Registered Public Accounting Firm, dated August 29, 2008.

/s/ Manning Elliott LLP

By: Manning Elliott LLP
CHARTERED ACCOUNTANTS
Vancouver, British Columbia, Canada
Date:  August 29, 2008